Exhibit 99.1

Leslie Heisz Joins Towers Watson Board of Directors

NEW YORK—(BUSINESS WIRE)—Apr. 6, 2012—Towers Watson (NYSE, NASDAQ: TW) , a leading global professional services company that helps organizations improve performance through effective people, risk and financial management, announced today that Leslie Stone Heisz, former managing director at Lazard Freres & Co, has joined its Board of Directors.

“We are very pleased to have Leslie serve on our Board of Directors,” said John Haley, Chief Executive Officer and Chairman of the Board of Directors of Towers Watson. “Her extensive investment banking and finance experience, business acumen and leadership record will provide tremendous value and help us continue on our current path of growth and profitability.”

Ms. Heisz was a managing director at Lazard Freres & Co from 2004 through April 2010, providing strategic financial advisory services for clients in a variety of industries. Ms. Heisz was a managing director of Wasserstein Perella and Co. (and successor Dresdner Kleinwort Wasserstein) for six years, and a director prior to that, specializing in mergers and acquisitions as well as leveraged finance and leading the Gaming and Leisure Group and the Los Angeles office. She was also a vice president at Salomon Brothers, where she developed the firm’s industry-leading gaming practice and was a senior consultant specializing in strategic information systems at Price Waterhouse.

Ms. Heisz is currently a member of the board of directors of HCC Insurance Holdings, Inc. and Ingram Micro, Inc. She previously served on the Board of Directors of International Game Technology and Eldorado Resorts LLC. Ms. Heisz holds a B.S. in Economics - Systems Science from the University of California at Los Angeles, and a M.B.A. from the John E. Anderson Graduate School of Management at UCLA.

Source: Towers Watson

Towers Watson

Investor Contact

Aida Sukys, 703-258-8033

Aida.Sukys@towerswatson.com